For Immediate Release

U.S. Wireless Data Secures Financing

NEW YORK – September 16, 2003 – U.S. Wireless Data (USWD) (OTC: USWE), today announced that it has entered into a term loan and security agreement with Brascan Financial Corporation, a financial services company that provides asset management and merchant banking services, pursuant to which Brascan has agreed to lend U.S. Wireless Data up to $2.75 million as a bridge loan. Brascan Financial is a subsidiary of Toronto-based Brascan Corporation. The loan was made pursuant to term sheets signed by USWD and Brascan in August 2003, which also contemplate, subject to a number of conditions, the agreement by Brascan to arrange for the purchase of $12.5 million of a newly issued Series D convertible preferred stock representing at least 60% of the shares of USWD common stock, on a fully diluted basis.

“The transactions contemplated in the term sheets set the stage for a long-term and mutually beneficial relationship with both Brascan and its subsidiary MIST Inc. MIST is a Toronto-based provider of card issuance and payment processing products and gateway services to banks, non-bank card issuers and the payment processing industry. The combination of USWD’s leading technology and Brascan’s financial strength, coupled with the synergies that we feel can be developed with MIST, make for a powerful triumvirate in the electronic payment processing arena,” said USWD Chairman and CEO Dean M. Leavitt.

The loan is secured by a general security interest over all of the assets of U.S. Wireless Data and the principal amount of the loan plus any accrued and unpaid interest is due March 16, 2005. A portion of the funds will be used to repay a bridge loan in the principal amount of $300,000 previously made to USWD on August 28, 2003 by Brascan, which was necessary in order to enable USWD to continue its operations. The remaining amount of the loan is intended to provide U.S. Wireless Data with the working capital necessary to allow the company to continue operations through December 2003.

Commenting on his company’s newly formed relationship with USWD, George Myhal, President and CEO of Brascan Financial and Chairman of the Board of MIST, stated, “U.S. Wireless Data is clearly a leading provider of wireless payment products and services in the U.S. We look forward to helping the company capitalize on its superior technology and industry know-how by gaining market share in North America and expanding its presence in the payments industry to other markets around the world.”

In connection with the loan, Brascan received a warrant for 10 million shares of common stock at $.15 per share, exercisable only if the Series D financing is not consummated by December 31, 2003 or if USWD were to be acquired or were to sell substantially all of its assets.

According to Mr. Leavitt, “Upon closing of the contemplated financing, and pursuant to the terms and conditions of definitive financing documentation, Brascan or its designee will become our majority stockholder, and will likely have majority representation on our board of directors.” It is anticipated that the terms and provisions of the contemplated financing will have a substantial dilutive effect on the ownership interests of USWD’s existing stockholders.

The contemplated financing is subject to a number of conditions, including, the execution of definitive financing documentation and the successful completion of a reorganization of USWD’s capital structure, which will include the restructuring of its currently issued and outstanding Series C Convertible Preferred Stock and Series C Warrants. Accordingly, there is no assurance that the Series D Financing will be consummated on the terms contemplated by the term sheets or at all.

About U.S. Wireless Data

U.S. Wireless Data provides wireless transaction delivery and gateway services to the payments processing industry. Our customers include credit card processors, merchant acquirers, banks, automatic teller machine (“ATM”) distributors and their respective sales organizations, as well as certain businesses seeking new solutions to make it easier for their customers to buy their products or services. We offer these entities turnkey wireless and other transaction management services. We also provide those entities with proprietary wireless enabling products designed to allow card acceptance where such acceptance has heretofore been too expensive or technologically unfeasible or to displace conventional telephone lines for increased speed, cost reduction or convenience. These services and products may be utilized by conventional card accepting retailers as well as emerging card accepting market segments such as vending machines, quickservice (fast-food) and quick casual restaurants, taxis and limousines, in-home service providers, door-to-door sales, contractors, delivery services, sporting events, and outdoor markets. Our services and products may also be used for gathering telemetric information such as mission critical operational data on a real-time basis from remote equipment such as vending machines. Further information is available at www.uswirelessdata.com.

U.S. Wireless Data
Contact: Adi Raviv, CFO
212/750-7766
araviv@uswirelessdata.com

or

Investor Relations Contact:
Lippert/Heilshorn & Associates
David K. Waldman
(212) 838-3777
dwaldman@lhai.com